Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") between AptarGroup, Inc., a Delaware corporation (the "Company"), and Stephan B. Tanda (the "Executive") is entered into as of November 21, 2016. In consideration of the covenants contained herein, the parties agree as follows:

1.            Employment. The Company shall employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions set forth herein for the period beginning on February 1, 2017, or such other date, not to be later than March 1, 2017, as shall be agreed to by the Chairman of the Board of Directors of the Company (the "Board") and the Executive (the "Start Date"), and ending on December 31, 2019, unless earlier terminated pursuant to Section 4 hereof; provided, however, that such term shall automatically be extended as of each January 1st commencing January 1, 2018, for one additional year unless either the Company or the Executive shall have terminated this automatic extension provision by written notice to the other party at least 30 days prior to the automatic extension date; and provided further that in no event shall such term extend beyond December 31, 2030.  The term of employment in effect from time to time hereunder is hereinafter called the "Employment Period."
2.            Position and Duties. During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, reporting to and subject to the direction of the Board. During the Employment Period, the Executive shall devote his best efforts and his full business time to the business and affairs of the Company and its subsidiaries; provided that the Executive may continue to serve as a director of one of the two companies on whose board the Executive sits as of the date of this Agreement (the Executive to notify the Company prior to the Start Date as to which one of the two he has selected).  The Executive shall not serve as a director of any other for-profit entity without first receiving the approval of the Board.  The Executive shall be appointed to serve as a member of the Board effective at or promptly following the Start Date. At each annual meeting of the Company's stockholders during the Employment Period, the Company shall nominate the Executive to serve as a member of the Board, with such Board service subject to any required stockholder approval.  Upon the termination of the Executive's service as President and Chief Executive Officer for any reason, he shall be deemed, unless otherwise agreed to by the Company, to have also resigned as a member of the Board and from any other positions held with the Company or any of its affiliates.
3.            Compensation and Benefits.
(a)            The Company shall pay the Executive a salary during the Employment Period, in monthly installments, initially at the rate of $1,000,000 per annum. The Compensation Committee of the Board (the "Compensation Committee") may, in its sole discretion increase (but not decrease) such salary (such annual salary, as in effect from time to time, the "Base Salary").
(b)            Beginning in fiscal year 2017, the Executive shall be eligible to participate in the annual cash bonus program maintained for senior executive officers of the Company (the "Annual Incentive Program").  The actual amount of the annual bonus earned by and payable to the Executive for any year or portion of a year, as applicable, shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee, following consultation with the Executive, and shall be subject to such other terms and conditions of the Annual Incentive Program as in effect from time to time (including, without limitation, any ability to elect to receive a portion of such annual bonus payment in the form of restricted stock units); provided, however, that with respect to the Executive's bonus for fiscal year 2017, to be paid, depending on the level of attainment of goals and objectives set by the Compensation Committee, in fiscal year 2018:

(i)  the Executive's (A) threshold bonus amount will be set at 50% of Base Salary, (B) target bonus amount will be set at 100% of Base Salary and (C) maximum bonus amount will be set at 200% of Base Salary; and
(ii)  the Executive's bonus shall not be less than $500,000, provided that the Company achieves the performance goal that the Compensation Committee will approve in connection with Executive's participation in the Annual Incentive Program for 2017.
Each bonus paid under the Annual Incentive Program shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

(c)            In each fiscal year during the Employment Period in which the Executive is actively serving as President and Chief Executive Officer on the regularly-scheduled date of annual grants of long-term incentives to senior executives, the Company shall provide to Executive a long-term incentive award.  The size and form of each such award shall be determined by the Compensation Committee; provided that for fiscal year 2017, the long-term incentive award to be made to the Executive shall be comprised of (i) options to purchase Company Common Stock having a Black-Scholes value of $1,900,000, such option award to be awarded pursuant to the Company's standard form of Option Award Agreement for option awards to senior executives and (ii) an award under the Company's Total Shareholder Return Outperformance Plan with a target cash award amount of $750,000 ("Target") with three year cliff vesting and a payout range of 0%-250% of Target, subject to the achievement of the underlying performance goals.
(d)            The Executive will forfeit certain equity awards provided to him by his former employer (the "Former Employer") as a consequence of his departure from such Former Employer.  In recognition of this, the Company will:
(i)            pay to the Executive in a lump sum within five business days of May 15, 2017, subject to the Executive's continued employment with the Company through such date, a cash payment in U.S. dollars in an amount equal to the product of (A) 18,990 and (B) the average closing price of one ordinary share of Koninklijke DSM N.V. (Royal DSM), as reported on Euronext Amsterdam during December 2016 (the "DSM Reference Share Price") (such average closing price to be calculated by (x) adding together the closing price in Euros on each day on which the Euronext Amsterdam was open for trading during December 2016 (each such day a "December 2016 Trading Day"), (y) dividing this sum by the total number of December 2016 Trading Days and (z) converting the resulting amount from Euros into U.S. dollars using the Average Conversion Ratio.   The "Average Conversion Ratio" shall be determined by (i) taking the Euro-into-U.S. Dollar exchange rate as in effect for each December 2016 Trading Day, expressed as a number of U.S. dollars (as reported for such day by Bloomberg Markets at www.bloomberg.com/quote/EURUSD:CUR, or if such information is no longer available at such source, from any successor or comparable source), (ii) adding together those amounts, and (iii) dividing this sum by the total number of December 2016 Trading Days;

(ii)          pay to the Executive in a lump sum within five business days of May 15, 2018, subject to the Executive's continued employment with the Company through such date, a cash payment in an amount equal to the product of (A) 20,511 and (B) the DSM Reference Share Price;
(iii)          pay to the Executive in a lump sum within five business days of May 15, 2019, subject to the Executive's continued employment with the Company through such date, a cash payment in an amount equal to the product of (A) 16,043 and (B) the DSM Reference Share Price;
Notwithstanding the foregoing, the Company shall not be required to make any payment to the Executive (i) pursuant to 3(d)(i) if and to the extent that the Former Employer pays the Executive for the 18,990 restricted stock units currently held by the Executive that are scheduled to vest in March 2017, (ii) pursuant to 3(d)(ii) if and to the extent that the Former Employer pays the Executive for the 20,511 restricted stock units currently held by the Executive that are scheduled to vest in March 2018 and (iii) pursuant to Section 3(d)(iii) if and to the extent that the Former Employer pays the Executive for the 24,064 restricted stock units currently held by the Executive that are scheduled to vest in March 2019.

(e)          The Executive is a participant in the annual incentive program for fiscal year 2016 maintained by the Former Employer (the "Former Employer 2016 Annual Incentive Program"). The Executive's expectation is that the Former Employer will in March 2017 pay the Executive in full the amount that he will have earned (the "Earned Amount") under the Former Employer 2016 Annual Incentive Program. To the extent the Former Employer does not pay the Earned Amount to the Executive, the Company will pay to the Executive, no later than May 31, 2017, an amount, to be mutually agreed between the Company and the Executive, designed to be approximately equivalent to the Earned Amount; provided that the Executive shall be required to pay back to the Company any amount received from the Company pursuant to this Section 3(e) if and to the extent that the Former Employer pays the Earned Amount to the Executive after the Company has made the payment contemplated hereby.
(f)          The Company shall reimburse the Executive for all reasonable expenses incurred by him in the ordinary course of performing his duties under this Agreement that are consistent with the Company's policies in effect from time to time.
(g)          The Executive shall participate in the Company's Employees' Retirement Plan and Supplemental Executive Retirement Plan (the "Supplemental Plan"), and any successor or replacement plans; provided, however, that nothing in this Agreement shall prohibit the Company from amending or terminating such plans. The Executive shall commence benefit accruals under the Supplemental Plan commencing on the Start Date and will at all times be deemed to be fully vested in such benefit accruals.
(h)          During the Employment Period, the Executive shall be entitled to participate in the Company's executive benefit programs on the same basis as the other most senior executives of the Company, which programs consist of those benefits (including insurance, vacation, company car or car allowance and/or other benefits) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board or Compensation Committee.

(i)          The Executive shall also be entitled, subject to the limitation included in the next sentence, to reimbursement for additional expenses related to his change in employment and relocation. This reimbursement, which shall be for reasonable expenses associated with matters such as moving, househunting, sale of home, purchase of home (but not purchase price), temporary living expenses, spousal travel, tax planning services, financial advisory services and legal services, shall be limited to $250,000, which shall be paid in 2017. In addition, with respect to any such reimbursement for Relocation Expenses, the Company shall pay to the Executive an additional amount (the "Relocation Expense Gross-Up") equivalent to any taxes paid by the Executive with respect to such reimbursed Relocation Expenses and the payment of the Relocation Expense Gross-Up. Relocation Expenses shall include expenses associated with moving, househunting, home sale and purchase (but not purchase price), legal services related to home sale and purchase, spousal travel and temporary living expenses, but shall not include legal services not related to home sale and purchase, financial planning or tax planning expenses. Payment of the Relocation Expense Gross-Up shall be made on or as soon as practicable following the day on which the required tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which such tax is remitted).
(j)          In addition to participation in the Company's executive benefit programs pursuant to Section 3(g) and Section 3(h), the Executive shall be entitled during the Employment Period to:
(i)          supplemental term life insurance coverage in an amount equal to the Executive's annual salary, but only if and so long as such additional coverage is available at standard rates from the insurer providing term life insurance coverage under the executive benefit programs or a comparable insurer acceptable to the Company; provided, that if such supplemental life insurance coverage is not available and if the Employment Period ends on account of the Executive's death, the Company shall pay to the Executive's estate (or such person or persons as the Executive may designate in a written instrument signed by him and delivered to the Company prior to his death) a lump sum amount, payable within 90 days following the Executive's death, equal to the excess of (A) the amount of the Executive's annual salary then in effect over (B) the amount of term life insurance coverage provided to the Executive by the Company.
(ii)        supplementary long-term disability coverage in an amount which will increase maximum covered annual compensation to 66 2/3% of the Executive's Base Salary; but only if and so long as supplementary coverage is available at standard rates from the insurer providing long-term disability coverage under the executive benefit program or a comparable insurer acceptable to the Company.
(k)          The Executive shall be entitled to six weeks of paid vacation each fiscal year.
(l)          Notwithstanding anything herein to the contrary, if the Company terminates the Executive's employment for Cause (as defined herein) or Executive resigns from the Company without Good Reason (as defined herein), in each case, prior to the one-year anniversary of the Start Date, Executive shall repay to the Company any amounts paid pursuant to Section 3(d)(i) or Section 3(i) within ten (10) days of Executive's termination of employment; provided, further, to the extent permitted by applicable law and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), if the Executive is required to repay any such amounts, then the Company shall be entitled to offset the required repayment amount against any compensation or other amounts due from the Company to the Executive.

For the avoidance of doubt, none of the compensation or other benefits described in this section 3 or elsewhere in this Agreement shall be payable to the Executive if he does not commence work for the Company as its President and Chief Executive Officer.

4.              Termination of Employment.
(a)          The Employment Period shall end upon the first to occur of: (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) termination of the Executive's employment by the Company on account of the Executive's having become unable (as determined by the Board in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six consecutive months ("Termination for Disability"); (iii) termination of the Executive's employment by the Company for Cause ("Termination for Cause"); (iv) termination of the executive's employment by the Company other than a Termination for Disability or a Termination for Cause ("Termination Without Cause"); (v) the Executive's death or (vi) termination of the Executive's employment by the Executive for any reason following written notice to the Company at least 90 days prior to the date of such termination ("Termination by the Executive"). All references in this Agreement to the Executive's termination of employment and to the end of the Employment Period shall mean a "separation from service" within the meaning of Section 409A of the Code.
(b)          For purposes of this Agreement, "Cause" shall mean (i) the commission of a felony involving moral turpitude, (ii) the commission of a fraud, (iii) the commission of any material act involving dishonesty with respect to the Company or any of its subsidiaries or affiliates, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, (v) breach of any provision of Section 5 or Section 6 hereof or (vi) any other breach of this Agreement which is material and which is not cured within 30 days following written notice thereof to the Executive by the Company.
(c)          If the Employment Period ends for any reason set forth in Section 4(a), except as otherwise provided in this Section 4, the Executive shall cease to have any rights to salary, bonus (if any) or benefits hereunder, other than (i) any unpaid salary accrued through the date of such termination, (ii) any bonus payable based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year, such bonus to be prorated and paid in accordance with Company policy (with such prorated bonus paid no later than the March 15th immediately following the end of the fiscal year in which such prorated bonus was earned), (iii) any unpaid expenses which shall have been incurred as of the date of such termination, (iv) to the extent provided in any benefit plan in which the Executive has participated, any plan benefits which by their terms extend beyond termination of the Executive's employment and (v) a lump sum, calculated in accordance with the assumptions used or to be used in preparing the financial statements for the fiscal year prior to the fiscal year in which the termination of employment occurs, payable within 30 business days of such termination, equal to the present value of any qualified pension benefits Executive would lose in connection with such termination; provided that no payment shall be required by this clause (v) in connection with a termination that occurs later than five years following the Start Date. Notwithstanding the foregoing, if the Employment Period ends on account of a Termination for Cause, the Executive shall not be entitled to any amounts under Section 4(c)(ii) or 4(c)(v).

(d)          If the Employment Period ends on account of Termination for Disability, in addition to the amounts described in Section 4(c) hereof, the Executive shall receive the disability benefits to which he is entitled under any disability benefit plan in which the Executive has participated as an employee of the Company.
(e)          If the Employment Period ends on account of the Executive's death, the Company shall pay to the Executive's estate (or such person or persons as the Executive may designate in a written instrument signed by him and delivered to the Company prior to his death), in addition to the amount payable pursuant to Section 3(j), amounts equal to one-half of the amounts the Executive would have received as Base Salary had the Employment Period remained in effect until the second anniversary of the date of the Executive's death, at the times such amounts would have been paid absent such termination of employment.
(f)          If the Employment Period ends on account of Termination without Cause, in addition to the amounts described in Section 4(c) hereof, the Company shall, subject to Section 4(k) hereof:
(i)           pay to the Executive an amount equal to the product of (A) 1.5 and (B) the sum of (1) Executive's annual Base Salary in effect immediately prior to Executive's termination of employment hereunder and (2) the greater of (i) Executive's target bonus under the Annual Incentive Program for the year in which the termination of employment occurs and (ii) the average of the annual bonuses paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the two fiscal years of the Company immediately preceding the fiscal year in which Executive's employment is terminated, such amount to be paid to the Executive in 18 equal monthly installments paid during the first 18 months following the Executive's termination of employment in accordance with the Company's regularly scheduled payroll schedule;
(ii)          pay to the Executive within thirty (30) days following the effective date of such termination of employment, a lump sum equal to the payments that are contemplated by Section 3(d) hereof but have not been made as of the date of termination of employment;
(iii)          in lieu of the amounts specified in Section 4(c)(ii), the Company shall pay the Executive a bonus under the Annual Incentive Program for the year of termination, payable at the same time as annual cash bonuses are paid to senior management, based on actual achievement of performance targets (as if the Executive had remained employed through the end of the applicable performance period), subject, however, to proration based on the number of days in the applicable performance period that had elapsed prior to the date of termination; and
(iv)          for a period of eighteen (18) months commencing on the date of termination, the Company shall continue to keep in full force and effect all policies of medical, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the date of termination or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the date of termination; provided, that if the provision of such benefits shall result in adverse tax consequences to the Company with respect to its benefit plans, the Company shall provide such benefits under comparable policies purchased by the Company to the extent permitted by applicable law.

(g)          Notwithstanding the foregoing provisions of this Section 4, in the event of a Change in Control (as defined in Exhibit A hereto), the employment of the Executive hereunder shall not be terminated by the Company or any successor to the Company within two years following such Change in Control unless the Executive receives written notice of such termination from the Company or such successor at least 30 days prior to the date of such termination. In addition, the Executive agrees that he shall not terminate his employment hereunder, other than for Good Reason, within one year following a Change in Control unless the Company or any successor to the Company receives written notice of such termination from the Executive at least six months prior to the date of such termination. In the event of a termination of employment by the Company or its successor other than a Termination for Cause, a Termination for Disability or due to the Executive's death (in which case the provisions of Section 4(c), 4(d) or 4(e), as the case may be, shall apply), within two years following a Change in Control, or in the event that the Executive terminates his employment hereunder for Good Reason (as defined in Section 4(h) hereof) within two years following a Change in Control:
(i)          the Company shall, subject to Section 4(k) hereof, pay to the Executive within 30 days following the date of termination, in addition to the amounts and benefits described in Sections 4(c)(i), (iii), (iv) and (v) and Section 4(f)(ii) hereof:
(A)          a cash amount equal to the sum of (i) the Executive's annual bonus in an amount at least equal to the average of the annual bonuses paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year through the date of termination and the denominator of which is 365 or 366, as applicable, and (ii) any accrued vacation pay to the extent not theretofore paid; plus
(B)          a lump-sum cash amount in an amount equal to (i) three (3) times the Executive's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the date of termination, plus (ii) three (3) times the average of the annual bonuses paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs; provided, however, that any amount paid pursuant to this Section 4(g)(i)(B) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under Section 4(f) or any other provision of this Agreement or under any severance plan, policy or arrangement of the Company;

(ii)          for a period of three (3) years commencing on the date of termination, the Company shall continue to keep in full force and effect all policies of medical, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the date of termination or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the date of termination; provided, that if the provision of such benefits shall result in adverse tax consequences to the Company with respect to its benefit plans, the Company shall provide such benefits under comparable policies purchased by the Company to the extent permitted by applicable law; and
(iii)          the Company shall pay to the Executive any compensation previously deferred by the Executive (together with any interest and earnings thereon) in accordance with the terms of the plans pursuant to which such compensation was deferred.
(h)          For purposes of this Agreement "Good Reason" shall mean (x) a reduction by the Company in the Executive's rate of annual salary in effect immediately prior to the Change in Control, (y) a material reduction in any benefit afforded to the Executive pursuant to any benefit plan of the Company in effect immediately prior to the Change in Control, unless all comparable executives of the Company suffer a substantially similar reduction or (z) the relocation of the Executive's office to a location more than 60 miles from the Company's current headquarters in Crystal Lake, Illinois.
(i)          Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any adjustment required under this Section 4(i) (in the aggregate, the "Total Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), and if it is determined that (A) the amount remaining, after the Total Payments are reduced by an amount equal to all applicable federal and state taxes (computed at the highest applicable marginal rate), including the Excise Tax, is less than (B) the amount remaining, after taking into account all applicable federal and state taxes (computed at the highest applicable marginal rate), after payment or distribution to or for the benefit of the Executive of the maximum amount that may be paid or distributed to or for the benefit of the Executive without resulting in the imposition of the Excise Tax, then the Total Payments shall be reduced so that the Total Payments are one dollar ($1) less than such maximum amount. In the event that the Total Payments shall be reduced pursuant to this Section 4(i), then such reduced payment shall be determined by reducing the Total Payments otherwise payable to the Executive in the following order: (i) by reducing the payments due under Section 4(g)(i); (ii) by reducing any cash payments not subject to Section 409A of the Code; (iii) by eliminating the acceleration of vesting of any stock options (and if there is more than one option award so outstanding, then the acceleration of the vesting of the stock option with the highest exercise price shall be reduced first and so on); and (iv) by reducing the payments of any restricted stock, restricted stock units, performance awards or similar equity-based awards that have been awarded to the Executive by the Company (and if there be more than one such award held by the Executive, by reducing the awards in the reverse order of the date of their award, with the oldest award reduced first and the most-recently awarded reduced last).

(j)          If the Executive's employment terminates at the expiration of the Term of this Agreement following a delivery by the Company of a notice of non-extension as contemplated by Section 1 of this Agreement, then (i) the Company shall pay to the Executive an amount equal to the sum of (A) the Executive's annual Base Salary in effect immediately prior to the Executive's termination of employment hereunder and (B) the Executive's target bonus under the Annual Incentive Program for the year of termination, such amount to be paid to the Executive in 12 equal monthly installments paid on each of the first 12 monthly payroll dates following the termination of employment and (ii) the Executive shall remain eligible to be paid the amounts described in Section 4(c)(i), (ii), (iii), (iv) and (v), and, for the avoidance of doubt, the Executive shall not be entitled to any other payments (including under Sections 4(f) or 4(g) of this Agreement) other than those contemplated by the Company's benefit and other plans in which the Executive participates.
(k)          Notwithstanding any other provision of this Agreement, if on the date that the Employment Period ends, (i) the Company is a publicly traded corporation and (ii) the Company determines that the Executive is a "specified employee," as defined in Section 409A of the Code, then to the extent that any amount payable under this Agreement (A) is payable as a result of the Executive's separation from service, (B) constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code and (C) under the terms of this Agreement would be payable prior to the six-month anniversary of the date on which the Employment Period ends, such payment shall be delayed until the earlier of (1) the six-month anniversary of the date on which the Employment Period ends and (2) the death of the Executive. To the extent any payment hereunder constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code and such payment is conditioned upon Executive's execution and non-revocation of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, such payment shall be paid or provided in the later of the two taxable years. Notwithstanding the requirement of Section 4(g)(i) hereof that payments to the Executive thereunder be made in a lump sum, if a Change in Control within the meaning of this Agreement does not constitute a "change in control event" within the meaning of Section 409A of the Code, the amounts payable pursuant to Section 4(g)(i) hereof shall be paid to the Executive, but with respect to the timing thereof, such payments shall be made in the installments, and during the period, described in Section 4(f) hereof. Each amount payable under this Agreement as a result of the separation of the Executive's service shall constitute a "separately identified amount" within the meaning of Treasury Regulation §1.409A-2(b)(2). This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code ("409A Penalties"). In the event the terms of this Agreement would subject the Executive to 409A Penalties, the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible. Any reimbursement (including any advancement) payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with Section 409A of the Code.

(l)          The Executive's execution and non-revocation of a complete and general release, substantially in the form attached hereto as Exhibit B, is an express condition of the Executive's right to receive termination payments and benefits under this Agreement.
(m)          It is expressly understood that all of the Company's obligations under this Section 4, including the obligation to make payments or provide benefits to the Executive, shall cease in the event the Executive shall breach any provision of Section 5 or Section 6 of this Agreement.
5.              Confidential Information. The Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor thereof ("Confidential Information") are the property of the Company or such subsidiary or affiliate. Therefore, the Executive agrees that he shall not, subject to Section 16 hereof, disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board unless and except to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of the Executive's acts or omissions to act. The Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control.
6.              Noncompetition; Nonsolicitation.
(a)          The Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar, and during the course of his employment by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other confidential information concerning the Company and its subsidiaries and affiliates and predecessors thereof and that his services have been and will be of special, unique and extraordinary value to the Company.
(b)          The Executive agrees that during the Employment Period and for 18 months thereafter in the case of either Termination for Good Reason following a Change in Control or Termination without Cause, or for two years thereafter in the case of termination of employment for any other reason, (the "Noncompetition Period") he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm corporation or enterprise in engaging or being engaged, in any business then actively being conducted by the Company or any of its subsidiaries in any geographic area in which the Company or any of its subsidiaries is conducting such business (whether through manufacturing or production, calling on customers or prospective customers, or otherwise). Notwithstanding the foregoing, subsequent to the Employment Period the Executive may engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business activity which is not competitive with a business activity being conducted by the Company or any of its subsidiaries at the time subsequent to the Employment Period that the Executive first engages or assists in such business activity.

(c)          The Executive further agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly (i) induce or attempt to induce any employee of the Company or of any of its subsidiaries or affiliates to terminate or abandon his employment, or any customer of the Company or any of its subsidiaries or affiliates to terminate or abandon its relationship, for any purpose whatsoever, or (ii) in connection with any business to which Section 6(b) applies, call on, service, solicit or otherwise do business with any then current or prospective customer of the Company or of any of its subsidiaries or affiliates.
(d)          Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 2% of the outstanding stock of any class of a corporation any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.
(e)          If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
7.          Enforcement. Because the services of the Executive are unique and the Executive has access to confidential information of the Company, the parties hereto agree that the Company would be damaged irreparably in the event any provision of Section 5 or Section 6 hereof were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).
8.          Survival. Sections 5, 6, 7, 16 and 17 hereof shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.
9.          Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent by certified mail, return receipt requested, postage prepaid, addressed (a) if to the Executive, to his last known address shown on the payroll records of the Company, and if to the Company, to AptarGroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014, attention: Chairman of the Compensation Committee of the Board of Directors or (b) to such other address as either party shall have furnished to the other in accordance with this Section 9.
10.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.          Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.
12.          Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder.
13.          Governing Law. This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.
14.          Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
15.          Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
16.          No Interference. Nothing in this Agreement prohibits the Executive from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures. In addition, this Agreement does not limit the Executive's right to receive an award for information provided to any government agencies. Furthermore, nothing in this Agreement shall limit the Executive's ability (i) to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
17.          Compensation Subject to Recoupment. Notwithstanding any provisions in this Agreement or any other agreement or arrangement to the contrary, any incentive-based compensation, equity-based compensation or compensation otherwise subject to clawback under applicable law, in each case, paid or payable pursuant to the terms of this Agreement or any other agreement or arrangement with the Company, shall be subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy of the Company, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
18.          No Conflict. The Executive represents and warrants that the Executive is not bound by any employment contract, restrictive covenant, or other restriction or subject to any other limitation preventing the Executive from carrying out the Executive's responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. The Executive further represents and warrants that the Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APTARGROUP, INC.

By:	/s/ King W. Harris
Name:	King W. Harris

Title:	Chairman of the Board of Directors

EXECUTIVE:

By:	/s/ Stephan B. Tanda
Stephan B. Tanda

Exhibit A to
 Employment Agreement

DEFINITION OF CHANGE IN CONTROL

"Change in Control" means:

(1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Exhibit A shall be satisfied; and provided further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Company Common Stock or more than 50% of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;
Exhibit A -1

(3) consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of such corporation or more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

(4) consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock thereof and 50% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock thereof or more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

Exhibit A -2

Exhibit B to
 Employment Agreement

FORM OF RELEASE AGREEMENT
Stephan B. Tanda (the "Executive") and AptarGroup, Inc., a Delaware corporation (the "Company") hereby enter into this Release Agreement ("Release") in accordance with the Employment Agreement between the Company and the Executive dated as of November 21, 2016 (the "Agreement").  Capitalized terms not expressly defined in this Release shall have the meanings set forth in the Agreement:
1.            The Executive understands and agrees that the Executive's execution of this Release within 21 days after (but not before) the date of the termination of his employment with the Company, without revocation thereof as provided therein, is among the conditions precedent to the Company's obligation to provide any of the payments or benefits set forth in Section 4 of the Agreement.  The Company will provide such payments or benefits in accordance with the terms of the Agreement once the conditions set forth therein and in this Release have been met.
2.            The Executive is aware of his legal rights concerning his employment and termination of employment with the Company.  The Executive further represents that he understands that the amounts paid under the Agreement constitute a full and complete satisfaction of any claims, asserted or unasserted, known or unknown, that he has or may have against the Company or an affiliate.  Accordingly, in exchange for the amounts paid under the Agreement, the Executive individually and on behalf of his spouse, heirs, successors, legal representatives and assigns hereby agrees not to sue or instigate any grievance, charge, action, or suit at law or in equity and unconditionally releases, dismisses, and forever discharges the Company, including its predecessors, successors, parents, subsidiaries, affiliated corporations, limited liability companies and partnerships, and all of their employee benefit plans, officers, directors, fiduciaries, employees, assigns, representatives, agents, and counsel (collectively the "Released Parties") from any and all claims, demands, liabilities, obligations, agreements, damages, debts, and causes of action arising out of, or in any way connected with, the Executive's employment or termination of employment with the Company or any of the Released Parties.  This waiver and release includes, but is not limited to, all claims and causes of action arising under or related to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, as amended; the Sarbanes-Oxley Act of 2002; the Older Workers Benefit Protection Act of 1990; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; all state and federal statutes and regulations; any other federal, state or local law; all oral or written contract rights, including any rights under any Company incentive plan, program, or labor agreement; and all claims arising under common law including breach of contract, tort, or for personal injury of any sort, or any other legal theory, whether legal or equitable; provided, however, nothing herein will release the Company from any claims or damages based on (i) any right the Executive may have to enforce the Agreement, (ii) any right or claim that arises after the date of this Release, (iii) the Executive's eligibility for indemnification in accordance with applicable laws or the certificate of incorporation and by-laws of the Company or its affiliates, or any applicable insurance policy, with respect to any liability the Executive incurs or incurred as an employee or officer of the Company or its affiliates or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company are jointly liable.
Exhibit B -1

3.            By signing below, the Executive acknowledges that he has thoroughly read this Release and that he has full understanding and knowledge of its terms and conditions.  He also acknowledges that he has been advised to consult an attorney prior to executing this Release and that he has up to 21 days to review this Release before signing it. The Executive understands that he may revoke this Release within 7 days after he signs it, in which case the Agreement will not go into effect and the Executive will not receive the payments or benefits that are being provided by the Agreement.  The Executive also understands that if he does not revoke this Release within 7 days after he signs it, this Release shall become effective as of such date and will be complete, final and binding on the Executive and the Company.
4.            This Release and the Agreement are the entire agreement of the parties regarding the matters described in such agreements and supersede any and all prior and/or contemporaneous agreements, oral or written, between the parties regarding such matters.  For the avoidance of doubt, nothing in this Release is intended to supersede Section 16 (No Interference) of the Agreement. This Release is governed by the internal laws of the State of Illinois, may be signed in counterparts, and may be modified only by a writing signed by all parties.
THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT THEY SIGN BELOW INTENDING TO BE BOUND HERETO.
Exhibit B -2

_______________________________________________	Date: ________________________________________________________
Stephan B. Tanda

ACCEPTED FOR APTARGROUP, INC. By:___________________________ Name: Title: Date:__________________________

Exhibit B -3